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                                                                   EXHIBIT 10.25


ARIAD PHARMACEUTICALS, INC. HAS OMITTED FROM THIS EXHIBIT 10.25 PORTIONS OF THE AGREEMENT FOR WHICH ARIAD PHARMACEUTICALS, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                [EXECUTION COPY]











                             JOINT VENTURE AGREEMENT



                              BETWEEN GENOVO, INC.



                                       AND



                          ARIAD GENE THERAPEUTICS, INC.









                                FEBRUARY 14, 1997
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                                                                [EXECUTION COPY]



                             JOINT VENTURE AGREEMENT

         This JOINT VENTURE AGREEMENT (the "Agreement") is entered into as of February 14, 1997, by and between GENOVO, INC., a Delaware corporation, having an address of P.O. Box 42884, Philadelphia, PA 19101 ("GENOVO") and ARIAD GENE THERAPEUTICS, INC. ("AGT"), a subsidiary of ARIAD PHARMACEUTICALS, INC. ("ARIAD"), a Delaware corporation, having an address of 26 Landsdowne Street, Cambridge, Massachusetts 02139.

         WHEREAS, AGT is the owner and/or licensee of and has expertise in the development and use of gene expression, regulation and apoptosis technologies; and

         WHEREAS, GENOVO is the owner and/or licensee of and has expertise in the development and use of technologies for gene therapy utilizing viral and other vectors; and

         WHEREAS, the parties desire to enter into a joint venture (the "Joint Venture") for the purposes of further developing their respective gene expression, regulation and apoptosis and gene delivery technologies and of jointly commercializing such technologies.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                 1. DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

1.1 "AFFILIATE" means any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the
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equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding the foregoing, regardless of its percentage ownership in GENOVO, Biogen, Inc. shall not be deemed an Affiliate of GENOVO.

1.2 "ANNUAL R&D PLAN" means the written plan describing the research and development activities to be carried out during each calendar year pursuant to this Agreement. Each Annual R&D Plan will be set forth in a written document prepared by AGT and GENOVO and approved by the R&D Steering Committee and will include a budget for such research and development activities which shall be approved by the Management Committee.

1.3 "APOPTOSIS DIMERIZER" means an organic small-molecule compound that regulates or controls protein clustering in cells for use in the Field for the purpose of inducing apoptosis of the engineered cells.

1.4 "AGT BACKGROUND TECHNOLOGY" means Technology of AGT that exists as of the Effective Date and that is useful in Gene Therapy, including, without limitation, gene expression, gene regulation, and inducible apoptosis technology for use in Gene Therapy. AGT Background Technology is listed or described on
Exhibit 1.4.

1.5 "AGT COMMERCIALIZATION REIMBURSEMENT ACCOUNT" means the Commercialization Reimbursement Account established by AGT pursuant to Section 8.4.1 hereof.

1.6 "AGT CONSULTATIVE DECISION" means a Consultative Decision which shall be made by AGT, subject to the terms hereof, if, after appropriate consultations and discussions by the Management Committee, the Management Committee shall be unable to reach a decision concerning the subject matter thereof. All Consultative Decisions which are AGT Consultative Decisions are specifically identified as such hereunder, including without limitation, the decision identified as such in Section 5.3 hereof.

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1.7 "AGT DECISION" means a decision with respect to a Joint Venture matter which
AGT shall make in its sole discretion, subject to the terms hereof, without the necessity of prior consultations or discussions by the Management Committee or between the parties. All decisions which are AGT Decisions are specifically identified as such hereunder, including without limitation, those decisions identified as such in Sections 4.2.1, 8.1.2 and 8.2.1 hereof.

1.8 "AGT DEVELOPMENT REIMBURSEMENT ACCOUNT" means the Development Reimbursement Account established by AGT pursuant to Section 4.5 hereof.

1.9 "AGT PROGRAM TECHNOLOGY" has the meaning set forth in Section 6.2.1 hereof.

1.10 "AGT TECHNOLOGY" means AGT Background Technology and AGT Program Technology. For the avoidance of doubt, AGT Technology shall not include any genes to which AGT has rights as of the Effective Date or thereafter acquires rights, but shall include (i) those genes contemplated in Section 8.1.3 hereof
(ii) genes listed on Exhibit 1.4 and (iii) genes whose function is to regulate expression using Dimerizer Drugs or induce apoptosis using Apoptosis Dimerizers.

1.11 "COMMERCIALIZATION PLAN" means the written plan describing the efforts of the Joint Venture to commercially develop Products, Dimerizer Drugs and Apoptosis Dimerizers in the Field or, alternatively, to seek partners for the commercial development of Products, Dimerizer Drugs and Apoptosis Dimerizers in the Field, pursuant to the terms of this Agreement. The Commercialization Plan shall be prepared by the parties, and approved by the Management Committee and may be amended by the Management Committee from time to time.

1.12 "COMMERCIALIZATION PROGRAM" means those efforts of the Joint Venture directed at developing, licensing, registering, manufacturing, marketing, promoting, distributing and selling Products, Dimerizer Drugs, and Apoptosis Dimerizers either through the Joint Venture itself, by either party alone as

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permitted hereunder, or by the Joint Venture in conjunction with Licensees or other third parties.

1.13 "CONFIDENTIAL INFORMATION" means all tangible embodiments of Technology and all information (including but not limited to information about any element of Technology) which is disclosed by one party to the other hereunder or under the Superseded Confidentiality Agreement (as defined in Section 13.12) except to the extent that such information (i) as of the date of disclosure is demonstrably known to the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the disclosing party.

1.14 "CONSULTATIVE DECISION" means a decision on a Joint Venture matter which shall be made by the Management Committee after appropriate consultations and discussions by the Management Committee or, if the Management Committee shall be unable to reach a decision concerning the subject matter, by AGT if the decision is identified as an AGT Consultative Decision hereunder or by GENOVO if the decision is identified as a GENOVO Consultative Decision hereunder.

1.15 "DEVELOPMENT PHASE" means those activities of the R&D Program the objective of which is to pursue the preclinical (in accordance with Good Laboratory Practices and other applicable regulatory requirements) and clinical development and testing of particular Products and associated Dimerizer Drugs and Apoptosis Dimerizers which are part of a Development Project which has been designated as a Development Project and approved by the Management Committee in writing pursuant to Section 8.1.2 hereof. The Development Phase may be conducted simultaneously with activities in the Research Phase.

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1.16 "DEVELOPMENT PROJECT" has the meaning set forth in Section 3.4(iv) hereof.

1.17 "DIMERIZER DRUG" means an organic small-molecule compound that regulates or controls protein clustering in cells for use in the Field, but shall not include use to induce apoptosis.

1.18 "EFFECTIVE DATE" means the date first written above.

1.19 "FIELD". Subject to any modifications to be made as set forth in Section
2.5 hereof, "Field" means Gene Therapy in which [*]. The definition of Field shall not include Gene Therapy in the Liver/Lung Field of Use.

1.20 "FULLY BURDENED COST" shall be determined in accordance with generally accepted accounting principles and shall include the following direct and indirect costs incurred by AGT in the production of Dimerizer Drug and Apoptosis Dimerizer and by GENOVO in the production of Products: salaries, benefits, supplies, production materials, travel, packaging, shipping and other costs directly identifiable to the production of the Dimerizer Drug, Apoptosis Dimerizer or Products plus an allocable share of the associated manufacturing overhead costs based on not less than [*] utilization of plant capacity for those departments in which work is performed in the production of the Dimerizer Drug, Apoptosis Dimerizer or Products less all realized credits (including, without limitation, tax credits) directly identifiable to the production of the Dimerizer Drug, Apoptosis Dimerizer or Products. Such costs shall not include product and process development costs, royalties owed to third parties, selling or general and administrative expenses.

             The amount to be allocated for departmental manufacturing overhead costs shall be determined by computing the percent of direct labor and materials dollars applicable to the work performed in the production of the Dimerizer Drug, Apoptosis Dimerizer or Products in a given department as a proportion to all direct labor and material dollars charged to projects in that department, and multiplying that percent by the total overhead dollars related to that department. The percentage amounts used to determine the allocated amounts will be calculated using the

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manufacturer's accounting system which will compute such rates on a systematic, rational and consistent basis and shall be the same as used by the manufacturing party in the preparation of its annual audited financial statements (except for the [*] utilization factor discussed above). Should the manufacturer change its method of allocating overhead (including changes in the nature of costs included in overhead) to its products, it will so advise the other party, and the parties will renegotiate the basis for allocating such costs to the work performed in the production of Dimerizer Drug, Apoptosis Dimerizers or Products.

1.21 "GENE THERAPY" means (i) direct in vivo administration of genetic material into a patient [*], or (ii) direct in vivo administration of [*], for prophylactic or therapeutic purposes in humans.

1.22 "GENOVO BACKGROUND TECHNOLOGY" means Technology of GENOVO that exists as of the Effective Date and that is useful in Gene Therapy, including, without limitation, viral and other vectors for use in Gene Therapy. GENOVO Background Technology is listed or described on Exhibit 1.22.

1.23 "GENOVO COMMERCIALIZATION REIMBURSEMENT ACCOUNT" means the
Commercialization Reimbursement Account established by GENOVO pursuant to
Section 8.4.2 hereof.

1.24 "GENOVO CONSULTATIVE DECISION" means a Consultative Decision which shall be made by GENOVO, subject to the terms hereof, if, after appropriate consultations and discussions by the Management Committee, the Management Committee shall be unable to reach a decision concerning the subject matter thereof. All Consultative Decisions which are GENOVO Consultative Decisions are specifically identified as such hereunder, including without limitation, those decisions identified as such in Section 5.3 hereof.

1.25 "GENOVO DECISION" means a decision with respect to a Joint Venture matter which GENOVO shall make in its sole discretion, subject to the terms hereof, without the necessity of prior consultations or discussions by the Management Committee or between the parties. All decisions which are GENOVO Decisions

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are specifically identified as such hereunder, including without limitation, those decisions identified as such in Sections 4.2.1, 8.1.2 and 8.2.2 hereof.

1.26 "GENOVO DEVELOPMENT REIMBURSEMENT ACCOUNT" means the Development Reimbursement Account established by GENOVO pursuant to Section 4.5 hereof.

1.27 "GENOVO PROGRAM TECHNOLOGY" has the meaning set forth in Section 6.2.2 hereof.

1.28 "GENOVO TECHNOLOGY" means GENOVO Background Technology and GENOVO Program Technology. For the avoidance of doubt, GENOVO Technology shall not include any genes to which GENOVO has rights as of the Effective Date or thereafter acquires rights, but shall include (i) those genes contemplated in Section 8.1.3 hereof,
(ii) genes listed on Exhibit 1.22, and (iii) genes whose function is to enable Vectors to function in Gene Therapy or which are part of Vectors.

1.29 "IND" means an Investigational New Drug application, as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, or the equivalent in any other country.

1.30 "JOINT DECISION" means a decision with respect to a Joint Venture matter which shall be made by the Management Committee or the R&D Steering Committee after appropriate consultations and discussions concerning the same by the representatives of AGT and GENOVO to said Committee. Joint Decisions shall include any decisions expressly identified as such hereunder and any other decisions specifically reserved to the Management Committee or R&D Steering Committee hereunder.

1.31 "JOINT PATENT RIGHTS" means Patent Rights with respect to Joint Technology.

1.32 "JOINT TECHNOLOGY" has the meaning set forth in Section 6.2.3.

1.33 "JOINT VENTURE" means the association of AGT and GENOVO established pursuant to Article 2 of this Agreement for the purposes set forth therein.

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1.34 "LICENSEE" means a third party licensee of rights from the Joint Venture or a strategic partner of the Joint Venture.

1.35 "LIVER/LUNG FIELD OF USE" means [*].

1.36 "MANAGEMENT COMMITTEE" means the committee of AGT and GENOVO representatives established pursuant to Section 3.1 hereof to administer the affairs of the Joint Venture.

1.37 "MOLECULAR CONJUGATES" means a complex of protein and DNA.

1.38 "NDA" means a New Drug Application or Product License Application, as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, or any other application for authorization to sell a Product, Dimerizer Drug or Apoptosis Dimerizer filed with the United States Food and Drug Administration, or the equivalent in any other country.

1.39 "PATENT RIGHTS" means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned or licensed in by a party with the right to sublicense. "AGT Patent Rights" means Patent Rights with respect to AGT Technology. "GENOVO Patent Rights" means Patent Rights with respect to GENOVO Technology.

1.40 "PRODUCT" means DNA or RNA, alone or contained within a Vector, including, without limitation, therapeutic genes, regulatory genes, apoptosis-inducing genes, promoters and enhancers, for use in the Field developed or to be developed by the Joint Venture itself, by either party alone as permitted hereunder, or by the Joint Venture in conjunction with Licensees or other third parties; provided that "Product" shall not include any nucleic acid or a functional analog, derivative or homologue thereof which is complementary to a segment of DNA of a gene or such gene's cognate RNA and which upon delivery by any means,

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alters the transcription, processing, elaboration, RNA expression or protein production of or by such gene (e.g., antisense, ribozyme or triplex products).

1.41 "R&D PROGRAM" means the collaborative research and development program in the Field, consisting of the Research Phase and the Development Phase, to be conducted by AGT and GENOVO pursuant to Article 4 of this Agreement and reflected in the Annual R&D Plans.

1.42 "R&D STEERING COMMITTEE" or "RDSC" means the committee created pursuant to
Section 4.6.

1.43 "RESEARCH PHASE" means those activities of the R&D Program the objective of which is to develop and demonstrate the functionality of a system for Gene Therapy utilizing the AGT Technology and the GENOVO Technology and thereafter to improve and further develop such system and to identify candidate Products, Dimerizer Drugs and Apoptosis Dimerizers. The Research Phase may be conducted simultaneously with activities in the Development Phase.

1.44 "TECHNOLOGY" means and includes all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, whether or not patentable, including but not limited to, samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, DNA vectors, cells, antibodies, other proteins or other biological substances, including DNA sequence information and information pertaining to the three-dimensional structure of proteins and other substances; other data; formulations; techniques; and know-how; including any negative results. "Technology" of a party includes Technology owned by a party or licensed to that party with a right to grant sublicenses.

1.45 "TERM" means the term of this Agreement as set forth in Article 9.

1.46 "TERRITORY" means the world.

1.47 "TRANSACTION" has the meaning set forth in Section 8.1 hereof.

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1.48 [*] Conjugate.

                        2. FORMATION OF THE JOINT VENTURE

2.1 FORMATION. The parties hereto hereby agree to associate themselves for the purpose of jointly creating Technology for use in the Field and developing, registering, licensing, manufacturing, marketing, promoting, distributing and selling Products, Dimerizer Drugs and Apoptosis Dimerizers in the Field in the Territory (the "Joint Venture"), through the Joint Venture itself, by either party alone as permitted hereunder, or by the Joint Venture in conjunction with Licensees or other third parties. Such Joint Venture shall be conducted, operated and administered solely in accordance with the terms of this Agreement, and no separate jointly owned corporate or other entity or entities shall be established for the purpose of conducting or administering the joint efforts and endeavors of the parties hereunder, except as contemplated in Section 2.9 hereof.

2.2 SHARING OF COSTS/EXPENSES AND PROCEEDS. AGT and GENOVO shall be equal participants in the Joint Venture and, subject to the provisions of Section 4.5 relating to funding of the Development Phase of the R&D Program and of Sections 8.3.2, 8.4.1 and 8.4.2 relating to the reimbursement to AGT and GENOVO, as the case may be, of certain costs relating to the Commercialization Program, AGT and GENOVO shall, as provided herein, share equally in the costs and proceeds of the Joint Venture. Each party hereby agrees to pay any obligations incurred by it in connection with its obligations hereunder on a timely basis.

2.3 [*]

2.4 PATENT RIGHTS. AGT and/or GENOVO, as the case may be, shall grant to each other such licenses or sublicenses to Patent Rights or Technology, if any, as the Management Committee shall deem reasonably necessary in order to effectuate or protect the activities in the Field contemplated by this Agreement. AGT hereby specifically grants to GENOVO a non-exclusive license under the AGT Technology and AGT Patent Rights for the purpose of

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developing and manufacturing Vectors and Products for use in the R&D Program but
not for any other purpose.

2.5 OTHER ACTIVITIES OF THE PARTIES. The parties hereby acknowledge that (i) [*]. The following Sections 2.5.1 and 2.5.2 apply solely with respect to such [*].

         2.5.1. AGT Exclusion. Upon written notice to GENOVO given by AGT prior to [*], AGT shall have the right to exclude any or all of the following areas from the Field hereunder: (i) products designed to produce and/or deliver [*];
(ii) products for [*]; and (iv) products closely related to any of the foregoing which may be within modifications of the definitions of the areas described in clauses (i), (ii) and (iii) that occur as a result of [*] and which would not materially affect the scope of the remainder of the Field in a manner different from exclusion of the areas described in clauses (i), (ii) and (iii). Any such exclusion shall be deemed effective as of the Effective Date of this Agreement. AGT will provide GENOVO with a copy of any agreement relating to such exclusion or a detailed description of the terms thereof, with certain material terms redacted. After [*], AGT shall no longer have the right to exclude any or all of the foregoing areas from the Field or to enter into an agreement with respect to such areas in the Field except pursuant to this Agreement.

         2.5.2. GENOVO Exclusion. (i) In the event GENOVO proposes to enter into an agreement with Biogen, Inc. with respect to [*] which would be in the Field if not excluded pursuant to this Section, GENOVO may give written notice (a "Preliminary Notice") to AGT of such desire, specifying the specific [*] involved and such other material terms and information as may be available with respect to the proposed transaction. AGT will use commercially reasonable efforts to respond to the Preliminary Notice within thirty (30) days of receipt thereof, indicating its then current view as to whether or not it is willing to consider the exclusion of such gene or genes from the Field upon receipt of a Definitive Notice.

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         (ii) Upon written notice (a "Definitive Notice") to AGT given by GENOVO prior to [*], GENOVO shall have the right to request the Management Committee to approve the exclusion of any or all of the following areas from the Field hereunder: [*]. A Definitive Notice shall be accompanied by a copy of the proposed agreement or a detailed description of the terms thereof. GENOVO will advise AGT and the Management Committee of all material changes to the agreement or terms. The Management Committee shall not be required to act until a final form of the proposed agreement is furnished to the Management Committee, and shall only be required to consider exclusions if the relevant agreement is to be executed on or before [*]. Any such approval by the Management Committee shall require written consent of AGT, which shall not be unreasonably withheld if the proposed agreement is consistent with the Preliminary Notice, pursuant to a favorable AGT Decision before it shall become effective, such AGT Decision to be made within thirty days of the notice to AGT given by GENOVO hereunder, but in no event later than [*]. Notwithstanding the foregoing, no such exclusion will in any way limit the Joint Venture's ability to use GENOVO Technology except in conjunction with [*]. Any such exclusion shall be deemed effective as of the Effective Date of this Agreement. After [*], GENOVO shall no longer have the right to present a Preliminary Notice or Definitive Notice to the Management Committee or to enter into an agreement with respect to any genes in the Field except pursuant to this Agreement.

2.6 ADMINISTRATION. The program, operations and business of the Joint Venture shall be administered by the Management Committee and the R&D Steering Committee in accordance with the provisions of Articles 3 and 4 hereof.

2.7 ACCOUNTING INFORMATION. During the term of this Agreement, each party shall provide annual audited and quarterly unaudited consolidated corporate financial statements to the Chief Financial Officer or designee of the other party. Each party shall also provide quarterly accounting information to the Management Committee as specified in Sections 4.5 and 8.4 hereof,

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as well as any other accounting information reasonably requested by the
Management Committee.

2.8 PURPOSES AND SCOPE. The parties hereto understand and agree that this Joint Venture is limited solely to the Field in the Territory and to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (i) to create or imply a general partnership between the parties, (ii) to make either party the agent of the other for any purpose, (iii) to alter, amend, supersede or vitiate any other arrangements between the parties with respect to any subject matters not covered hereunder, (iv) to give either party the right to bind the other, (v) to create any duties or obligations between the parties except as expressly set forth herein, or (vi) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

2.9 LEGAL STRUCTURE. The parties acknowledge that it may be advisable and in their mutual interests and the interests of the Joint Venture for the business of the Joint Venture to be conducted in a limited liability partnership, limited liability company, corporation, or other type of legal structure instead of the structure set forth herein, if a material change in the Joint Venture's business or other changes in circumstances shall occur. In the event that the Joint Venture elects to pursue a Development Project pursuant to the terms of Article 8 hereof, except to the extent otherwise expressly agreed in writing, the parties shall conduct such activities only through such an alternative legal structure and under the terms of an agreement to be negotiated in good faith between the parties hereto. In addition, either party shall have the right at any time to recommend a change in the legal structure of the Joint Venture with respect to the activities to be conducted hereunder. Any such change shall be considered by the other party in good faith, but may only be made pursuant to a favorable AGT Decision and a favorable GENOVO Decision.

2.10 MUTUAL SUPPORT. Each Party shall, by meeting with existing or prospective investors, underwriters or investment

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bankers to discuss the Joint Venture, reasonably assist the other, upon reasonable request, in any efforts of such other party to obtain additional financing during the term of this Agreement.

                     3. ADMINISTRATION OF THE JOINT VENTURE

3.1 DECISION MAKING. Subject to any express provisions of this Agreement designating decisions as Consultative Decisions, AGT Decisions or GENOVO Decisions, or otherwise specifically reserving to either AGT or GENOVO, as the case may be, the right to make unilateral decisions concerning the research, development, registration, supply, licensing and commercialization programs of the Joint Venture as provided herein, the general affairs and activities of the Joint Venture and the research, development, registration, supply, licensing and commercialization programs of the Joint Venture described herein shall be administered, managed and coordinated by a committee (the "Management Committee") consisting of two (2) representatives designated by AGT and two (2) representatives designated by GENOVO. Notwithstanding the foregoing, certain R&D decisions shall be reserved for the R&D Steering Committee as set forth in
Article 4 hereof.

3.2 MANAGEMENT COMMITTEE DESIGNEES. Each party shall designate one of its representatives on the Management Committee as its "Co-Chair". Each party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the Management Committee, including its Co-Chair, by giving written notice thereof to the other party.

Initial designees of the parties to the Management Committee shall be as follows:

For ARIAD:            Charles C. Cabot, III, Co-Chair
                      Harvey J. Berger, M.D.
                      [TO BE NAMED]

For GENOVO:           Peter Neff, Co-Chair
                      [TO BE NAMED]

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Notwithstanding the foregoing, the GENOVO and AGT representatives shall not be employees or designees of an entity which owns 5% or more of the stock of GENOVO or ARIAD PHARMACEUTICALS, INC., respectively, at any time during the Term.

3.3 MANAGEMENT COMMITTEE MEETINGS.

             3.3.1 Schedule of Meetings. The Management Committee shall establish a schedule of times for meetings, taking into account, without limitation, the planning needs of the R&D Program and Commercialization Program herein described and the need of the Management Committee to consult and/or render decisions required of it hereunder. Meetings shall also be convened upon the determination of the Co-Chairs, or either of them, by written notice thereof to the members of the Management Committee, that a meeting of the Management Committee is required to discuss and/or resolve any matter or matters with respect to the Joint Venture. In no event shall the Management Committee meet less frequently than semi-annually. Meetings shall alternate between Cambridge, Massachusetts and Philadelphia, Pennsylvania or another mutually agreed upon location; provided, however, that the parties may mutually agree to meet by teleconference or video conference.

             3.3.2 Quorum; Voting; Decisions. At each Management Committee meeting, both members designated by each party shall constitute a quorum. Each Management Committee member shall have one vote on all matters before the Management Committee. All decisions of the Management Committee shall be made by majority vote of all of the members. Whenever any action by the Management Committee is called for hereunder during a time period in which the Management Committee is not scheduled to meet, the Co-Chairs shall cause the Management Committee to take the action in the requested time period by calling a special meeting or by action without a formal meeting by written memorandum signed by the Co-Chairs. Representatives of each party or of its Affiliates, in addition to the members of the Management Committee, may attend Management Committee meetings as non-voting observers at the invitation of either party with the approval of

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the other party, which shall not be unreasonably withheld. In the event that the
Management Committee is unable to resolve any matter before it, such matter shall be resolved as set forth in Section 3.7 hereof.

             3.3.3 Minutes. The Management Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Co-Chairs of the Management Committee within a reasonable time not to exceed twenty (20) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form within a reasonable time not to exceed forty-five (45) days after the meeting only with their approval and agreement as evidenced by their signatures on the minutes.

             3.3.4 Expenses. AGT and GENOVO shall each bear all expenses of their respective Management Committee members related to their participation on the Management Committee and attendance at Management Committee meetings.

3.4 DECISION MAKING RESPONSIBILITIES. The Management Committee shall be solely responsible for making all decisions specified as "Joint Decisions" hereunder and all decisions specifically reserved to it hereunder, including, but not limited to, decisions with respect to the following matters:

             (i) any amendments to or changes in the objectives (but not the actual conduct) of the R&D Program described in Article 4 hereof;

             (ii) any amendments to or changes in the Commercialization Program described in Article 8 hereof;

             (iii) designation of specified Products or groups of Products and selection of Dimerizer Drugs and Apoptosis Dimerizers from the Dimerizer Drug List and the Apoptosis Dimerizers List, respectively, to be developed and commercialized by the Joint Venture;

             [*]

             (vi) designation of a negotiating team for Partnering Projects or other potential transactions with third parties, including designation of a lead negotiator and of other representatives of each of the parties hereto;

             (vii) recommendations as to whether to grant any licenses to third parties for the development, manufacture, use or sale in the Field of Products, Dimerizer Drugs from the Dimerizer Drug List and Apoptosis Dimerizers from the Apoptosis Dimerizer List, pursuant to any Transaction, and the terms and conditions of any such licenses;

             (viii) recommendations for the manufacture, marketing, distribution or sale of any Products and their associated Dimerizer Drugs and Apoptosis Dimerizers by the Joint Venture itself as a Development Project, and of the structure for any such Development Project, with due acknowledgment of the expectations of the parties as set forth in Section 8.1 hereof;

             (ix) the amounts to be charged and the proportions and methods of charging of costs by the parties to their respective Development Reimbursement Accounts and/or Commercialization Reimbursement Accounts, to the extent not otherwise set forth herein;

             (x) the hiring of legal counsel, consultants or accountants on behalf of the Joint Venture;

             (xi) approval of any contracts with third parties for performance of any part of the R&D Program or the Commercialization Program;


             (xii) approval of development and/or commercialization plans or programs in the Field to be presented by the parties, together or alone, to any licensor of Technology or Patent Rights to such party;

             (xiii) in the event of a dispute by the parties hereto as to the appropriate classification of any decision hereunder, determination as to whether such decision shall be classified hereunder as a Joint Decision, an AGT Consultative Decision, a

GENOVO Consultative Decision, an AGT Decision or a GENOVO Decision;

             (xiv) review and approval of the annual budgets in the Annual R&D Plans;

             (xv) review of actual charges to either party's Development Reimbursement Account or Commercialization Reimbursement Account; and

             (xvi) a recommendation that the Joint Venture consider an alternative legal structure (i.e., LLP, LLC or Corporation) for the purpose of conducting the business of the Joint Venture hereunder, the terms of such alternative structure to be negotiated in good faith by the parties hereto.

             [*]

3.5 OTHER RESPONSIBILITIES. In addition to making decisions and taking actions specifically reserved to it hereunder, the Management Committee shall also:

             (i) serve as the forum for review of all Joint Venture matters, including, without limitation, review of research and development, and commercialization plans submitted by AGT and GENOVO hereunder and planning with respect to and review of the progress of the R&D Program and the Commercialization Program; and

             (ii) after appropriate consultations, act as the decision-maker of first resort for all AGT Consultative Decisions and GENOVO Consultative Decisions.

             (iii) appoint, if it so chooses, an independent auditor to review the Development Reimbursement Accounts, Commercialization Reimbursement Accounts or Joint Venture Payment Accounts of the parties.

3.6 INTERESTS OF THE PARTIES. Notwithstanding any other provisions of this Agreement, all decisions made and all actions taken by the Management Committee, by AGT or by GENOVO with respect to any Joint Venture matter, except for matters specifically identified as AGT Decisions or GENOVO Decisions or otherwise specifically reserved to a party for unilateral decision, shall be made or taken in the best interest of the Joint Venture.

3.7 DISPUTE RESOLUTION. In the event that the Management Committee shall not be able to reach a decision or take an action on any matter which is reserved to the Management Committee hereunder, then:

             (i) as to Joint Decisions or any other decisions specifically reserved to the Management Committee hereunder, the matter in question shall first be referred for resolution to the [*], and in the event that said [*] shall be unable to resolve such matter after reasonable efforts to do so and after the passage of a reasonable period of time under the relevant circumstances, in any event not to exceed [*], such matter shall be referred to a committee consisting of [*]. In the event that said committee shall be unable to resolve such matter after reasonable efforts to do so and after the passage of a reasonable period of time under the relevant circumstances, in any event not to exceed [*], such matter shall be resolved in accordance with the otherwise applicable procedures for resolving disputes under this Agreement as set forth in Article 12 hereof.

             (ii) as to AGT Consultative Decisions, the matter shall be resolved as directed by AGT.

             (iii) as to GENOVO Consultative Decisions, the matter shall be resolved as directed by GENOVO.

             ARIAD Decisions and GENOVO Decisions shall not be submitted to the Management Committee and shall not be subject to this Section 3.7.

                       4. RESEARCH AND DEVELOPMENT PROGRAM

4.1 OBJECTIVES OF THE R&D PROGRAM. The objectives of the R&D Program shall be as set forth in Sections 1.15 and 1.43 hereof. In carrying out the R&D Program, AGT and GENOVO shall each use commercially reasonable efforts to perform such tasks as are set forth to be performed by it under the terms of this Agreement, in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.

4.2 OBLIGATIONS OF THE PARTIES.

             4.2.1 R&D Program; R&D Plans. For purposes of the R&D Program, in consultation with the RDSC and in accordance with the objectives of the R&D Program, as updated and amended from time to time, AGT shall be primarily responsible for the conduct of the efforts relating to AGT Technology, including gene expression and regulation and inducible apoptosis (to be conducted principally at AGT's facilities), and GENOVO shall be primarily responsible for the conduct of the efforts relating to GENOVO Technology, including (i) the development and testing of Vectors and (ii) the development and testing of Products incorporating such Vectors (where (i) is to be conducted principally at GENOVO's facilities, or [*] or under a sponsored research agreement which shall be reasonably acceptable to AGT; and where (ii) is to be conducted principally at GENOVO's facilities, [*] alternatively in the laboratories of the [*] under a sponsored research agreement which shall be reasonably acceptable to AGT). The Annual R&D Plan for the first year of the R&D Program shall be prepared by AGT and GENOVO and approved by the RDSC as promptly as practical after the Effective Date and shall focus on the obligations of each party under the Research Phase to demonstrate the use of the AGT Technology and GENOVO Technology in combination, both in vitro and in vivo. For each year of the R&D Program commencing with the second year, the Annual R&D Plan shall be prepared by AGT and GENOVO and approved by the RDSC no later than thirty (30) days before the end of the prior year. Each Annual R&D Plan shall be in writing and shall set forth with reasonable specificity research and development objectives and tasks in the Research Phase and the Development Phase to be performed by each of the parties for the period covered by the Annual R&D Plan. The decisions as to how to perform the tasks assigned to AGT and GENOVO in any Annual R&D Plan shall be AGT Decisions and GENOVO Decisions, respectively. The RDSC may make adjustments in the Annual R&D Plan at its semi-annual meetings or otherwise as it may determine.

             4.2.2 Due Diligence. Each party will apply commercially reasonable diligent efforts to the performance of all aspects of its obligations under the R&D Program hereunder consistent, on an effort per budgeted dollar basis, with the efforts it devotes to its other collaborations with commercial entities. Without limiting the generality of the foregoing, AGT will apply commercially reasonable diligent efforts to make Dimerizer Drugs and Apoptosis Dimerizers available to the Joint Venture, and GENOVO will apply commercially reasonable diligent efforts to make Vectors available to the Joint Venture.

4.3 MUTUAL OBLIGATIONS.

             4.3.1 Collaborative Efforts and Reports. The parties agree that the successful execution of the R&D Program will require the collaborative use of both parties' areas of expertise. The parties shall keep the RDSC fully informed about the status of the portions of the R&D Program they respectively perform separately and/or jointly. In particular, without limitation, each party, to the extent it is legally able to do so, shall furnish to the RDSC copies of all reports received by it under sponsored research agreements pursuant to which any research applicable to the Field is performed and a semi-annual written report, describing the progress of the separate and joint work done by it under the R&D Program in reasonable detail, at least fifteen (15) days prior to each semi-annual meeting of the RDSC. Each party will use commercially reasonable efforts to obtain the right under all sponsored research agreements which relate to the R&D Program or the Field to furnish to the RDSC copies of all reports received by it.

             4.3.2 Information Exchange. Subject to any confidentiality obligations to third parties as set forth in Section 5.4 hereof, scientists at AGT and GENOVO shall cooperate in the performance of the R&D Program and shall exchange information and materials as necessary to carry out the R&D Program, including, without limitation, information from AGT concerning development of Dimerizer Drugs and Apoptosis Dimerizers and processes for manufacture thereof and information from GENOVO concerning development of Vectors and processes for manufacture thereof. The parties expect that such exchange of information and materials may involve short-term on-site visits by scientists of one party to the facilities of the other to encourage close collaboration between the scientists of AGT and GENOVO. Such visits will have defined purposes and be scheduled reasonably in advance.

             4.3.3 Provision of Reagents. Each party will supply the other, at no charge, with any of its proprietary reagents reasonably necessary for the conduct of the R&D Program. Such reagents shall be used by the recipient solely in the performance of the R&D Program, and neither party shall transfer any such reagents received hereunder to any third party without the prior written consent of the providing party; provided, however, that GENOVO may supply such reagents received from AGT to [*] pursuant to the terms of a Material Transfer Agreement to be entered into between AGT [*].

4.4 RESEARCH PHASE FUNDING. Each party shall bear its own costs and expenses incurred in the performance of the Research Phase of the R&D Program, except as otherwise mutually agreed in writing between the parties hereto.

4.5 DEVELOPMENT PHASE FUNDING. There shall be established for each of AGT and GENOVO a "Development Reimbursement Account" for each Development Project approved by the Management Committee. Development Projects are to be pursued without funding from any independent third party as provided in Section 8.1.2 hereof. All costs to be charged to and recorded in such accounts will be so charged and recorded in accordance with the provisions of this Section 4.5. The parties shall share equally all charges made to the parties' Development Reimbursement Accounts as set forth below unless otherwise provided in any Agreement entered into pursuant to Section 8.1.2 hereof.

             4.5.1 Charges. Each party will charge to its Development Reimbursement Account, as incurred, all approved direct and indirect costs incurred by each party in performing its obligations under the Development Phase of any Development Project.

             4.5.2 General Reporting. Each party shall provide reports listing and describing the entries made and the balances contained in its Development Reimbursement Account to the Management Committee within thirty (30) days subsequent to the end of each calendar quarter.

             4.5.3 Accounting Reconciliation. The Management Committee or its designees shall, within forty-five (45) days after the end of each calendar quarter, determine the total amount in the Development Reimbursement Accounts of both parties, if any, and shall direct AGT to pay to GENOVO, or GENOVO to pay to AGT, the amounts necessary to achieve the equal sharing of expenses contemplated by this Section 4.5.

             4.5.4 Records. Each party and its Affiliates shall keep for five
(5) years from the date of each expense incurred pursuant to this Section 4.5 complete and accurate records of such expenses in sufficient detail to allow the rights and obligations of the parties hereto to be determined accurately. Each party shall have the right for a period of three (3) years after receiving any report or statement with respect to expenses to appoint at its own expense an independent certified public accountant reasonably acceptable to the other party to inspect the relevant records of such other party and its Affiliates to verify such report or statement. The audited party and its Affiliates shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the inspecting party, solely to verify the accuracy of the reports. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to any expense reported hereunder. The inspecting party agrees to hold in strict confidence all information concerning expenses and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both parties. The inspecting party shall pay for such inspections, except that in the event there is an error in the total amount recorded in any account over a period of six months or more leading to an error adverse to the inspecting party in reconciliation payments under Section 4.5.3 over such period of more than five percent (5%), the audited party shall pay for such inspection.

4.6 R&D STEERING COMMITTEE ("RDSC").

             4.6.1 Establishment and Functions. AGT and GENOVO shall establish an "R&D Steering Committee" (the "RDSC") upon execution of this Agreement. The RDSC shall plan, administer and monitor the R&D Program. In particular, the RDSC shall review and approve the Annual R&D Plan and budgets contained therein, review and monitor the progress of the R&D Program, and recommend necessary adjustments to the R&D Program as the research takes place. The RDSC shall also establish Listing Criteria in accordance with Section 4.9 hereof. The RDSC shall provide the Management Committee with semi-annual written reports regarding the progress of the R&D Program. In planning and monitoring the R&D Program, the RDSC shall allocate tasks and responsibilities taking into account each party's respective specific research and development capacities and expertise in order to avoid duplication and to enhance synergies.

             4.6.2 Membership. AGT and GENOVO each shall appoint three (3) members to the RDSC who are reasonably acceptable to the other party. Substitutes or alternates, reasonably acceptable to the other party, for the RDSC members may be appointed at any time by notice in writing to the other party. The RDSC shall be chaired by two (2) Co-Chairs, one appointed by AGT and the other appointed by GENOVO from the RDSC members. Initial designees of the parties to the RDSC shall be as follows:
For AGT:              Michael Z. Gilman, Ph.D., Co-Chair
                      Joan S. Brugge, Ph.D.

                      Dennis Holt, Ph.D.,
For GENOVO:           Matthew Gonda, Ph.D., Co-Chair
                      [TO BE NAMED]
                      [TO BE NAMED]
                      [*]shall be a non-voting observer on the RDSC provided that and for so long as he is a consultant of GENOVO.

             4.6.3 Meetings. The RDSC shall meet at least semi-annually, with such meetings to be held, alternately, in Cambridge, Massachusetts and Philadelphia, Pennsylvania, unless the parties agree otherwise. Any additional meetings shall be held at places and on dates selected by the Co-Chairs of the RDSC. In addition, the RDSC may meet by teleconference or video conference or may act without a formal meeting by a written memorandum signed by the Co-Chairs of the RDSC. Whenever any action by the RDSC is called for hereunder during a time period in which the RDSC is not scheduled to meet, the Co-Chairs of the RDSC shall cause the RDSC to take the action in the requested time period by calling a special meeting or by action without a meeting. Representatives of each party or of its Affiliates, in addition to the members of the RDSC, may attend RDSC meetings at the invitation of either party with the approval of the other party, which shall not be unreasonably withheld.

             4.6.4 Minutes. The RDSC shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Co-Chairs of the RDSC within a reasonable time not to exceed twenty (20) days after the meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form within a reasonable time not to exceed forty-five (45) days after the meeting with their approval and agreement as evidenced by their signatures on the minutes.

             4.6.5 Quorum; Voting; Decisions. At each RDSC meeting, at least two members designated by each party shall constitute a quorum. Each RDSC member shall have one vote on all matters before the RDSC, provided that the member or members of each party present at an RDSC meeting shall have the authority to cast the votes of any of such party's members on the RDSC who are absent from the meeting. Provided a quorum is present, all decisions of the RDSC shall be made by majority vote of all of the members. In the event that the RDSC is unable to resolve any matter before it, such matter shall be referred to the Management Committee and resolved by the Management Committee or as set forth in Section 3.7 hereof.

             4.6.6 Expenses. AGT and GENOVO shall each bear all expenses of their respective RDSC members related to their participation on the RDSC and attendance at RDSC meetings.

4.7 RECORDS AND REPORTS.

             4.7.1 Record Keeping. AGT and GENOVO shall each maintain records in sufficient detail and in accordance with good laboratory practice and as will properly reflect, and will document in a manner appropriate for purposes of supporting the filing of potential patent applications, all work done and results achieved in the performance of the R&D Program (including all data in the form required under any applicable governmental regulations). Subject to
Article 5 hereof, AGT and GENOVO shall each provide the other the right to inspect and copy such records to the extent reasonably required for the performance of its obligations under this Agreement and shall not use such records or information except to the extent otherwise permitted by this Agreement.

             4.7.2 Technical Reports. Each party shall keep the RDSC fully informed about the status of the R&D Program including, without limitation, furnishing copies of all reports received pursuant to sponsored research agreements which relate to the R&D Program. In particular, without limitation, each party shall (i) report to the RDSC in reasonable detail as required in
Section 4.3.1 hereof; (ii) provide the other party with access to all technology and information employed in or arising out of the R&D Program solely for the purpose of conducting their respective roles hereunder; (iii) provide the other party with summaries of any regulatory filings filed during the Term of this Agreement by it for Products, Dimerizer Drugs or Apoptosis Dimerizers being developed on behalf of the Joint Venture within the Field, and copies of essential correspondence with regulatory authorities in the Territory; and (d) provide such other information concerning the R&D Program as the other party shall reasonably request.

             [*]

4.8 GENOVO-[*] RELATIONSHIP.

             4.8.1 Compliance with [*] Policies and Guidelines. GENOVO represents, warrants and covenants that it has and will comply with all conflicts of interest and financial disclosure guidelines and policies of the [*]. GENOVO agrees that it will not take any action which would result in a violation of any of the conditions contained in the [*].

4.9 DIMERIZER DRUGS AND APOPTOSIS DIMERIZERS.

             4.9.1 Listing of Dimerizer Drugs and Apoptosis Dimerizers. During the first [*] years following the Effective Date, in the event AGT develops a potential Dimerizer Drug or a potential Apoptosis Dimerizer that AGT believes should be developed in the Field, AGT will notify the RDSC. The RDSC shall determine whether to include research and development activities on the potential Dimerizer Drug or Apoptosis Dimerizer in the Research Phase of the R&D Program, and shall amend the Annual R&D Plan as necessary to do so. In the event that activities in the Research Phase on such potential Dimerizer Drug or Apoptosis Dimerizer develop sufficient in vivo data to indicate that the prospective Dimerizer Drug or Apoptosis Dimerizer is an appropriate candidate for entering the Development Phase or for inclusion in a Partnering Project, in accordance with "Listing Criteria" to be established by the RDSC as soon as practicable but in any event no later than [*], then the prospective Dimerizer Drug or Apoptosis Dimerizer shall be placed on the "Dimerizer Drug List" or the "Apoptosis Dimerizer List;" provided however, that there shall be no more than [*] prospective Dimerizer Drugs or [*] prospective Apoptosis Dimerizers on the relevant list at any time. After the Listing Criteria are established, the Management Committee will review the maximum number of Dimerizer Drugs and Apoptosis Dimerizers to be contained on the relevant lists as set forth above and determine whether [*].

             4.9.2 Restriction of AGT. AGT agrees that, except pursuant to a Partnering Project, it will not [*] for any Dimerizer Drug on the Dimerizer Drug List or any Apoptosis Dimerizer on the Apoptosis Dimerizer List such that the Dimerizer Drug or Apoptosis Dimerizer will not be available for inclusion in a Development Project or a Partnering Project.

             4.9.3 Removal from Lists. In the event AGT wishes to remove a prospective Dimerizer Drug from the Dimerizer Drug List or a prospective Apoptosis Dimerizer from the Apoptosis Dimerizer List, it may request the Management Committee to consider such matter and shall advise the Management Committee of AGT's proposal for replacing the removed Dimerizer Drug or Apoptosis Dimerizer or the reasons why the Dimerizer Drug or Apoptosis Dimerizer is not needed for Development Projects or Partnering Projects or is not suitable for use in the Field. The Management Committee shall promptly consider such request in good faith.

                    5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 CONFIDENTIALITY.

             5.1.1 AGT and GENOVO each recognize that the other party's Confidential Information constitutes highly valuable and proprietary confidential information. AGT and GENOVO each agree that during the Term of the Joint Venture and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and licensees and sublicensees to keep confidential, all Confidential Information of the other party that is disclosed to it, or to any of its employees, consultants, Affiliates and licensees and sublicensees, pursuant to or in connection with this Agreement, except to the extent that disclosure is required in accordance with the performance of this Agreement. Neither AGT nor GENOVO nor any of their respective employees, consultants, Affiliates and licensees and sublicensees shall use Confidential Information of the other party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding anything contained herein to the contrary, the parties agree that with respect to commercial production technology and product registration files, such information shall remain confidential without limit unless such information becomes part of the public domain through no fault of the recipient of such information.

             5.1.2 AGT and GENOVO each agree that any disclosure of the other party's Confidential Information to any officer, employee, consultant or agent of the other party or of any of its Affiliates and licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. AGT and GENOVO each agree not to disclose the other party's Confidential Information to any third parties under any circumstance without the prior written approval from the other party (such approval not to be unreasonably withheld), except as required in any application for regulatory approval for testing, manufacture or sale of a Product, Dimerizer Drug or Apoptosis Dimerizer subject to this Agreement, or as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each party shall take such action, and shall cause its Affiliates and licensees and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of the request following the termination of this Agreement; provided that a party may retain Confidential Information of the other party relating to any license or right to use Technology which survives such termination and one copy of all other Confidential Information may be retained in inactive archives solely for the purpose of establishing the contents thereof.

             5.1.3 AGT and GENOVO each represent that all of its employees and the employees of its Affiliates, and any consultants to such party or its Affiliates, participating in the Joint Venture's activities who shall have access to Confidential Information of the other party are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein. Each party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

5.2 PUBLICITY.

             Neither party may disclose the existence or terms of this Agreement without the prior written consent of the Management Committee; provided, however, that either party may make such a disclosure to the extent required by law. Such disclosure shall be on reasonable notice to the other party and after taking all reasonable steps to maintain confidentiality. The parties, upon the execution of this Agreement, will agree to a news release for publication. Any costs incurred for public relations in respect of the Joint Venture shall be shared equally by the parties. Once any written statement is approved for disclosure by the Management Committee, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party.

5.3 PUBLICATION.

             It is expected that each party may wish to publish the results of its research under this Agreement. In order to safeguard patent rights, the party wishing to publish or otherwise publicly disclose the results of any research being conducted jointly by the parties hereunder shall first submit a draft of the proposed manuscript to the Co-Chairs of the RDSC for review, comment and consideration of appropriate patent action at least four (4) weeks prior to any submission for publication or other public disclosure. Within no more than thirty (30) days of receipt of the prepublication materials, the Co-Chairs of the RDSC, with the advice of the Patent Coordinators, will advise the party seeking publication as to whether a patent application shall be prepared and filed and the party seeking publication shall delay submission until a patent application can be filed, provided that such delay shall not exceed ninety (90) days. All such decisions shall be AGT Consultative Decisions for publications initiated by AGT, and shall be GENOVO Consultative Decisions for publications initiated by GENOVO.

5.4 LIMITATION ON DISCLOSURES.

             Notwithstanding any provision in this Agreement, neither party shall be obligated hereunder to disclose to the other party any information which it is prohibited from disclosing by law or under any agreement with a third party.

5.5 PROHIBITION ON HIRING.

             Neither party nor its Affiliates shall, during the duration of the Joint Venture but in any event for at least five (5) years from the Effective Date, hire or solicit any person who was employed by the other party or its Affiliates during such period, whether such person is hired as an employee or consultant, unless authorized in writing by the other party.

                         6. INTELLECTUAL PROPERTY RIGHTS

6.1 DISCLOSURE OF INVENTIONS.

             6.1.1 Notice of Inventions. Each party shall promptly inform the other, unless prohibited by the provisions of any agreement with third parties, about all inventions in or applicable to the Field that are conceived, made, developed or acquired in the course of carrying out the R&D Program or otherwise during the Term by employees or consultants of either of them or their Affiliates, or any third party performing sponsored research for either of the parties, alone or jointly with employees or consultants of the other party or its Affiliates. The provisions of this Section 6.1 shall apply to rights in the intellectual property conceived, made, developed or acquired by AGT or GENOVO, or both, during the course of carrying out the R&D Program or otherwise during the Term.

             6.1.2 Exchange of Documents. Upon reasonable request AGT and GENOVO shall also provide copies to the other of any Patent Rights or agreements relating thereto existing as of the Effective Date or thereafter acquired from third parties which are useful in the Field, provided that each of AGT and GENOVO may redact portions of any such Patent Rights or agreements relating thereto not relevant to the Field, and further provided that all such documents shall be considered Confidential Information as set forth in Section 5.1 hereof.

             6.1.3 Third Party Consents. Each party shall, if necessary, (i) use commercially reasonable efforts to obtain the written consent of any third party needed to furnish the information set forth in Section 6.1.1, within sixty (60) days of the Effective Date hereof; and (ii) use commercially reasonable efforts to obtain the written consent of any third party needed to effectuate the provisions of Section 6.1.2 hereof within sixty (60) days of the request of the other party.

6.2 OWNERSHIP.

             6.2.1 AGT Intellectual Property Rights.

             AGT shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology (i) solely invented, discovered or developed by AGT without use of GENOVO Technology, whether or not in the conduct of the R&D Program, or (ii) acquired after the date hereof by AGT (collectively, "AGT Program Technology"), with full rights to license or sublicense, subject to the obligations to the Joint Venture in the Field as set forth herein. Without limiting the foregoing, subject to the licenses to be granted pursuant to Article 8 hereof and to GENOVO's rights under Section 2.4 and Section 6.2.5 hereof, AGT shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the AGT Program Technology including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the AGT Program Technology or any products derived from any AGT Program Technology.

             6.2.2 GENOVO Intellectual Property Rights.

             GENOVO shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology (i) solely invented, discovered or developed by GENOVO without use of AGT Technology, whether or not in the conduct of the R&D Program, or (ii) or acquired after the date hereof by GENOVO (collectively, "GENOVO Program Technology"), with full rights to license or sublicense, subject to the obligations to the Joint Venture in the Field as set forth herein. Without limiting the foregoing, subject to the licenses to be granted pursuant to
Article 8 hereof and AGT's rights under Section 6.2.4 hereof, GENOVO shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the GENOVO Program Technology including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the GENOVO Program Technology or any products derived from any GENOVO Program Technology.

             6.2.3 Joint Technology.

             GENOVO and AGT shall each own an undivided one-half interest in all Technology jointly invented, discovered, acquired, or developed by both AGT (and/or any party performing sponsored research for AGT) and GENOVO (and/or any party performing sponsored research for GENOVO) or invented, discovered or developed by one party (or during any research sponsored by such party) with the use of the Technology of the other party (collectively, the "Joint Technology") and shall jointly own all Joint Patent Rights.

             6.2.4 AGT Rights Outside the Field.

             Subject to the provisions of Section 6.2.5, AGT shall have no obligations hereunder to GENOVO or to the Joint Venture with respect to Technology, Products, Dimerizer Drugs and Apoptosis Dimerizers outside the Field.

             GENOVO hereby grants to AGT: (i) a [*] license (including the right to grant sublicenses), under its ownership interest in any Joint Technology and Joint Patent Rights to develop, have developed, make, have made, use, distribute for sale, offer for sale and sell and import any product, and to practice any process, for all uses outside of the Field. No licenses to any GENOVO Patent Rights or GENOVO Technology are granted hereunder to AGT for use outside of the Field, by implication or otherwise.

             6.2.5 GENOVO Rights Outside the Field.

             Subject to the provisions of Section 6.2.4, GENOVO shall have no obligations hereunder to AGT or the Joint Venture with respect to Technology, Products, Dimerizer Drugs or Apoptosis Dimerizers outside the Field.

             AGT hereby grants to GENOVO: (i) [*] license (including the right to grant sublicenses), under its ownership interest in any Joint Technology and Joint Patent Rights to develop, have developed, make, have made, use, distribute for sale, offer for sale and sell and import any product, and to practice any process, for all uses outside of the Field. No licenses to any AGT Patent Rights or AGT Technology are granted hereunder to GENOVO for use outside of the Field, by implication or otherwise.

6.3 PATENT COORDINATORS.

             AGT and GENOVO shall each appoint a Patent Coordinator, reasonably acceptable to the other party, who shall serve as such party's primary liaison with the other party on matters relating to patent filing, prosecution, maintenance and enforcement. Each party may replace its Patent Coordinator at any time by notice in writing to the other party. The initial Patent Coordinators shall be:

             For AGT:  David L. Berstein, Esq.
             For GENOVO:  [TO BE NAMED]

6.4 INVENTORSHIP.

             In case of a dispute between AGT or GENOVO over inventorship, the RDSC, with the advice of the Patent Coordinators, shall make the determination of the inventor(s) by application of the standards contained in United States patent law. The RDSC, with the advice of the Patent Coordinators, shall also, in the case of dispute, make the determination as to whether an invention is Joint Technology. All such determinations shall be treated as Joint Decisions hereunder. If the RDSC cannot resolve the dispute, it shall be resolved by independent patent counsel, not otherwise engaged by either of the parties, selected by the Patent Coordinators. Expenses of such independent patent counsel shall be shared equally by the parties.

                7. PROVISIONS CONCERNING THE FILING, PROSECUTION
                   AND MAINTENANCE OF PATENT RIGHTS

             The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

7.1 FILING OF PATENTS.

             Each party will be responsible for the filing and prosecution, [*] and such other countries as the responsible party shall select, of patents on Technology solely owned or solely invented by such party and on Joint Technology which principally relates to its own Technology and which is developed during the R&D Program, provided that the other party will have the opportunity to provide substantive review and comment on any such prosecution solely as it relates to claims in the Field. Without limiting the generality of the foregoing, patents on Joint Technology relating to [*] shall be filed and prosecuted by AGT, and patents on Joint Technology relating to [*] shall be filed and prosecuted by GENOVO, except that patents on Joint Technology relating to the use of [*] shall be filed and prosecuted by AGT. Portions of any documents relating to any such prosecution not related to the Field may be redacted by a party prior to provision to the other party.

             Except as set forth above, responsibility for filing and prosecution, [*] and such other countries as the Management Committee shall select, of patents on Joint Technology not principally related to either AGT Technology alone or GENOVO Technology alone will be agreed upon by the parties on a case-by-case basis and handled by mutually acceptable patent counsel charged with the duty to act in the best interests of the Joint Venture.

             Each party shall also promptly give notice to the other of the initiation of any interference, opposition, reissue, reexamination or revocation proceeding and the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent

Rights relevant to this Agreement for which it has responsibility. If at any time, either party wishes to discontinue the prosecution of any such patent(s) owned solely by it, such party shall promptly give notice of such intention to the other party and to the Management Committee. No such prosecution shall be discontinued unless a Joint Decision to discontinue such patent is reached by the Management Committee. If the Management Committee decides to allow any such patent prosecution to be discontinued, the party not responsible for prosecution shall have the right, but not the obligation, to assume responsibility for the prosecution of any such patent(s) by giving notice to the party wishing to discontinue such prosecution of such intention within thirty (30) days and such patents shall thereafter be assigned to the party assuming the responsibility for prosecution or maintenance of the Patent Right under this Agreement.

7.2 EXPENSES.

             GENOVO shall bear the cost for the filing, prosecution and maintenance of GENOVO Patent Rights. AGT shall bear the cost for the filing, prosecution and maintenance of AGT Patent Rights. The parties shall share equally the cost for the filing, prosecution and maintenance of Joint Patent Rights, and in the event either party uses any in-house patent counsel, expenses shall be shared in such instance based on reasonable rates as agreed in advance by the Management Committee.

                          8. COMMERCIALIZATION PROGRAM

8.1 OBJECTIVES OF THE COMMERCIALIZATION PROGRAM.

             The objectives of the Commercialization Program shall be to develop and commercialize Products, Dimerizer Drugs and Apoptosis Dimerizers in the Field [*] (collectively, "Transactions"). The proposed commercialization activities will be set forth in a written "Commercialization Plan" drafted by the parties and approved by the Management Committee, which shall be updated by the Management Committee from time to time. The Commercialization Plan will designate [*].

             8.1.1 [*]. Upon a [*] decision by the Management Committee to pursue a program [*], each party shall have the obligations as specified in
Section 8.2, the parties will seek to achieve a Transaction structure generally as provided in Section 38.3, and costs and proceeds shall be shared as provided in Section 8.4, unless otherwise agreed in writing by the parties hereto.

             8.1.2 [*]. Upon a decision by the Management Committee to pursue a program [*], such program shall be pursued by the Joint Venture or one of the parties hereto only under the terms of a separate agreement to be negotiated in good faith by the parties hereto. Unless otherwise expressly agreed in writing, such separate agreement shall establish an alternate structure (a "Joint Venture Entity"), and will contain appropriate provisions to reflect the fact that no third party is involved where the Joint Venture undertakes [*], or the fact that one of the parties is in the position of a third party where only one of the parties undertakes [*]. Subject to the foregoing, the agreement shall further provide for the division of responsibilities generally as set forth in Section 8.3, and the sharing of costs and proceeds generally as set forth in Section 8.4, but may divide the responsibilities and financial returns to the parties other than as contemplated in Sections 8.2, 8.3 and 8.4 hereof, depending on the ability and desire of either party to finance and support its efforts relating to any such [*] and the access of either party to the genes necessary for such program. Such separate agreement shall also provide for the conduct of clinical trials, the filing of INDs and NDAs, and the gaining of regulatory approvals by the Joint Venture Entity and shall include provisions for the sharing of costs and responsibilities related thereto. The Management Committee will recommend to each party a general structure for any [*], consistent with the above. However, the decision as to whether or not to participate in any [*] shall be an AGT Decision and a GENOVO Decision for AGT and GENOVO, respectively.

             Notwithstanding the foregoing, prior to the execution by the parties of any agreement with respect to a [*], the

Management Committee may recommend by Joint Decision [*]. The provisions of
Section 8.1.1 shall then apply.

             8.1.3 Acquisition of Genes.

             In the event that the Management Committee decides to acquire a license to any patent or intellectual property rights relating to any therapeutic gene or DNA sequence in conjunction with the Commercialization Program, the costs of such acquisition incurred by the parties [*] and such rights shall be treated as Joint Patent Rights and/or Joint Technology hereunder, unless otherwise agreed in writing by the parties hereto.

             8.1.4 Multiple Field Transactions. In the event that any Transaction with any third party shall include rights to Patent Rights or Technology outside the Field to be provided by either party hereto as well as rights in the Field, the parties [*] to be received from such third party under the Transaction for rights outside the Field, so that the Transaction may be successfully concluded by the Joint Venture.

             8.1.5 Due Diligence. Each party will apply commercially reasonable diligent efforts to the performance of all aspects of its obligations under the Commercialization Program hereunder consistent, on an effort per budgeted dollar basis, with the efforts it devotes to its other collaborations with commercial entities.

             8.2      OBLIGATIONS OF THE PARTIES WITH RESPECT TO
                      TRANSACTIONS.

             8.2.1 AGT Obligations.

             (a) AGT shall make presentations to potential Licensees on AGT Technology as requested by the Management Committee.

             (b) AGT shall obtain and shall take all actions necessary to maintain, [*]. Genovo shall [*]. All such rights licensed in by AGT shall be specified on Exhibit 1.4 hereto, as amended from time to time.

             (c) AGT shall provide to the Management Committee, upon reasonable request, any material information regarding any of AGT's agreements with third parties which the Management

Committee deems useful in the planning, negotiation or execution of Transactions.

             (d) AGT shall use reasonable efforts to make all decisions required of AGT during any negotiation of a Transaction in a timely manner.

             (e) AGT shall promptly disclose to GENOVO and the Management Committee any intellectual property rights of third parties of which it becomes aware which may materially affect the ability of either party to perform its obligations hereunder or the attainment of the objectives of the Joint Venture. Such disclosure shall be in such a manner as to protect a claim of privilege for such communication.

             (f) Notwithstanding the foregoing, the decision as to whether or not AGT will agree to any Transaction shall be an AGT Decision.

             8.2.2 GENOVO Obligations.

             (a) GENOVO shall make presentations to potential Licensees on GENOVO Technology as requested by the Management Committee.

             (b) GENOVO shall obtain and shall take all actions necessary to maintain, [*]. All such rights licensed in by GENOVO shall be specified on
Exhibit 1.22 hereto, as amended from time to time.

             (c) GENOVO shall provide to the Management Committee, upon reasonable request, any material information regarding any of GENOVO's agreements with third parties which the Management Committee deems useful in the planning, negotiation or execution of Transactions.

             (d) GENOVO shall use reasonable efforts to make all decisions required of GENOVO during any negotiation of a Transaction in a timely manner.

             (e) GENOVO shall promptly disclose to AGT and the Management Committee any intellectual property rights of third parties of which it becomes aware which may materially affect the ability of either party to perform its obligations hereunder or the attainment of the objectives of the Joint Venture. Such disclosure shall be in such a manner as to protect a claim of privilege for such communication.

             (f) Notwithstanding the foregoing, the decision as to whether or not GENOVO will agree to any Transaction shall be a GENOVO Decision.

             8.2.3 Expenses of Negotiations.

             The expenses of the parties incurred in the identification and negotiation of any Transaction shall be charged to their Commercialization Reimbursement Accounts and reimbursed as set forth in Section 8.4. Itemized records shall be kept by each party of all such expenses. Notwithstanding any provision herein to the contrary, and provided that AGT shall have the right to select counsel reasonably acceptable to GENOVO in such event, at the request of GENOVO, AGT shall withhold from charging legal fees and expenses incurred in connection with the identification and negotiation of any Transaction to its Commercialization Reimbursement Account until the consummation of any Transaction, at which time any such withheld legal fees and expenses shall be charged by AGT to its Commercialization Reimbursement Account and reimbursed as set forth in Section 8.4.

8.3 TRANSACTION STRUCTURES.

             8.3.1 General.

             It is the expectation of the parties that the structure of any Transaction will provide for: [*].

             8.3.2 Payment Terms of Transactions. It is expected that payment terms and payment mechanisms for Transactions will be as follows:

[*]


8.4 GENERAL ACCOUNTING.

             There shall be established for each of AGT and GENOVO a "Commercialization Reimbursement Account." All costs to be charged to and recorded in such accounts will be so charged and recorded in accordance with the provisions of this Section 8.4.

             8.4.1 AGT Charges. AGT will charge to its Commercialization Reimbursement Account, as incurred, all direct and indirect costs incurred by AGT in performing its obligations hereunder except those incurred [*], and (vi) as otherwise specifically provided herein. Such costs to be charged to the Commercialization Reimbursement Accounts will include, without limitation, (a) costs incurred in the filing, prosecution and maintenance of patent applications and patents on Joint Technology, (b) costs incurred in [*], expenses incurred as approved by the Management Committee (c) costs incurred in [*] as approved by the Management Committee, and (i) any other costs incurred pursuant to this Agreement which are not specifically allocated to one party and which are authorized by the Management Committee.

             8.4.2 GENOVO Charges. GENOVO will charge to its Commercialization Reimbursement Account, as incurred, all costs incurred by GENOVO in performing its obligations hereunder except those incurred [*], and (vi) as otherwise specifically provided herein. Such costs to be charged to the Commercialization Reimbursement Accounts will include, without limitation, (a) costs incurred in the filing, prosecution and maintenance of patent applications and patents on Joint Technology, (b) costs incurred in [*] expenses incurred as approved by the Management Committee, (c) costs incurred in [*], (d) costs incurred in (e) [*] as approved by the Management Committee, and (i) any other costs incurred pursuant to this Agreement which are not specifically allocated to one party and which are authorized by the Management Committee.

             8.4.3 Distribution of Proceeds. Proceeds from the sale of all Products, Dimerizer Drugs and Apoptosis Dimerizers in the Field (which will include any direct or indirect remuneration received by either of the parties) will be collected by the party [*]. For the purposes of this Agreement, the terms "proceeds from the sale of Product," "proceeds from the sale of Dimerizer Drug" and "proceeds from the sale of Apoptosis Dimerizer" shall not include the proceeds of the sale of Product, Dimerizer Drug or Apoptosis Dimerizer by either party to an Affiliate of such party, but shall include the proceeds from the sale of Product,

Dimerizer Drug or Apoptosis Dimerizer by a party or an Affiliate of such party to a Licensee or other independent person or entity in an "arm's length" transaction. Such party will first use such proceeds to reimburse itself for 100% of the Fully Burdened Cost incurred by it in the manufacture of such Product, Dimerizer Drug or Apoptosis Dimerizer and for 100% of distribution costs actually incurred and not deducted, and the balance shall be credited to its "Joint Venture Payment Account." Proceeds received by either party from royalties, license fees, milestone payments and the like as a result of Transactions, proceeds recovered as a result of prosecution of infringers of Joint Patents, AGT Patents and GENOVO Patents, and any other revenues received pursuant to, or as a result of this Agreement, which are not specifically allocated to one party, shall also be credited to each party's Joint Venture Payment Account.

             8.4.4 General Reporting. As determined by the Management Committee, each party shall provide detailed reports describing the entries made and resulting balances contained in its Commercialization Reimbursement Account and Joint Venture Payment Account to the Management Committee within thirty (30) days subsequent to the end of each calendar quarter. Such reports shall include a statement reporting gross sales and Net Sales for the quarter, the Fully Burdened Cost and distribution costs associated with such sales, and a reconciliation of such reported amounts to the net proceeds accumulated in the Joint Venture Payment Account. The parties may also request and promptly receive and obtain with such reports specific additional information on gross sales versus Net Sales, or other information needed in order to accurately determine any royalty obligations to third parties hereunder.

             8.4.5 Accounting Reconciliation. The Management Committee or its designees shall, within forty-five (45) days after the end of each calendar quarter, determine the total amount in the Joint Venture Payment Accounts of both parties, if any, and shall apply such total amount to reimburse the parties for the amounts charged to their Commercialization Reimbursement

Accounts as of the end of such quarter. If there is any remainder, after such reimbursement of the Commercialization Reimbursement Accounts, the remainder shall be allocated equally to AGT and GENOVO. If there is no excess, based on the balances in each party's Joint Venture Payment Account and each party's Commercialization Reimbursement Account, the Management Committee shall direct AGT to pay to GENOVO, or GENOVO to pay to AGT, the amounts necessary to achieve an equal sharing of the revenues allocated to the Joint Venture Payment Accounts and the expenses charged to the Commercialization Reimbursement Accounts as contemplated herein.

             8.4.6 Records. Each party and its Affiliates, licensees and sublicensees shall keep for five (5) years from the date of each expense incurred or payment received pursuant to this Agreement complete and accurate records of such expenses or payments in sufficient detail to allow the rights and obligations of the parties hereto to be determined accurately. Each party shall have the right for a period of three (3) years after receiving any report or statement with respect to payments or expenses to appoint at its expense an independent certified public accountant reasonably acceptable to the other party to inspect the relevant records of such other party and its Affiliates, licensees and sublicensees to verify such report or statement. The audited party and its Affiliates, licensees and sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the inspecting party, solely to verify the accuracy of the reports. The inspecting party agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both parties. The inspecting party shall pay for such inspections, except that in the event there is an error in the total amount recorded in any account over a period of six (6) months or more leading to an error adverse to the inspecting party in reconciliation payments under Section 8.4.5 over such period of more than five percent (5%), the audited party shall pay for such inspection.

             8.4.7 Tax Matters. The parties will consult with each other concerning the tax treatment of items of income and expense, with a view to achieving consistent treatment, but each party shall have the right to treat items of income and expense as it determines to be appropriate.

8.5 LEGAL ACTION.

             8.5.1 Actual or Threatened Infringement. Subject to any obligation to a third party licensor of Technology or Patent Rights to a party with respect to the subject matter hereof, and unless otherwise provided in any Transaction:

             (a) In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use in the Field of any intellectual property which is the subject matter of this agreement (collectively, an "Infringement"), that party shall promptly notify the other party and provide it with full details. Upon a determination by either party that such Infringement involves the actual sale of products in the Field of this Agreement by a third party, such party may give notice of such determination to the other party hereto (an "Infringement Notice").

             GENOVO shall have the first right and option, but not the obligation, to prosecute or prevent the Infringement of GENOVO Patent Rights or Joint Patent Rights claiming Products or the manufacture or use thereof, but if GENOVO does not commence an action to prosecute, or otherwise take steps to prevent or terminate the Infringement within one hundred eighty (180) days from any Infringement Notice, then AGT shall have the right and option to take such action as AGT will consider appropriate to prosecute or prevent such Infringement.

             AGT shall have the first right and option, but not the obligation, to prosecute or prevent the Infringement of AGT Patent Rights or Joint Patent Rights claiming Dimerizer Drug, Apoptosis Dimerizer or the manufacture or use thereof, but if AGT does not commence an action to prosecute, or otherwise take steps to prevent or terminate the Infringement within one hundred eighty (180) days from any Infringement Notice, then GENOVO shall have the right and option to take such action as GENOVO will consider appropriate to prosecute or prevent such Infringement in the Field.

             If either party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

             In the event of an Infringement of a Joint Patent Right not within the scope of the preceding three paragraphs, the Management Committee shall determine whether and how to prosecute or prevent the Infringement.

             Each party shall bear the cost of any proceeding or suit it will bring under this Section 8.5.1(a) but shall charge such cost to its Commercialization Reimbursement Account. All sums recovered in such suit or in its settlement shall be credited to the receiving party's Joint Venture Payment Account. Each party shall always have the right to be represented by counsel of its own selection in any suit instituted under this Section by the other party for Infringement and shall be permitted to charge the reasonable cost of such representation to its Commercialization Reimbursement Account. If either party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall bring such suit at the request and expense of the other party.

             (b) In any action under this Section 8.5.1, the parties shall fully cooperate with and assist each other. No suit under Section 8.5.1(a) may be settled without the approval of the Management Committee.

             (c) In the event of the imposition of a compulsory license in a given country and receipt by either party of a royalty thereunder, such party shall, within thirty (30) days of its receipt of each royalty payment thereunder, credit such royalty to its Joint Venture Payment Account.

             (d) In the event that the scope of an action under Section 8.5.1 goes beyond the scope of the Field of this Agreement and an award of damages or royalties is granted for infringing activity outside the Field, such award shall be retained by the owner of the Patent Right in question.

             8.5.2 Defense of Claims. Subject to any obligation to a third party licensor of Technology or Patent Rights to a party with respect to the subject matter hereof and unless otherwise provided in any Transaction, in the event that any action, suit or proceeding is brought against AGT or GENOVO or any Affiliate, licensee or sublicensee of either party alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Product, Dimerizer Drug or Apoptosis Dimerizer in the Field or use of GENOVO, AGT or Joint Technology in the discovery, development, manufacture, use, sale, offer for sale, or importation of a Product, Dimerizer Drug or Apoptosis Dimerizer in the Field, the parties will cooperate with each other in the defense of any such suit, action or proceeding. Notwithstanding the foregoing, each party shall have the option to assume control of the defense of any action, suit or proceeding which principally relates to the use of such party's own Technology. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. Neither party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves the use of the other's Technology or Patent Rights without the other party's advice and prior consent, provided that the party not defending the suit shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on its business. If the defending party agrees that the other party should institute or join any suit, action or proceeding pursuant to this Section, the defending party may at its expense, join the other party as a party to the suit, action or proceeding, and the party so joined shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding. To the extent that the allegation of infringement is based principally on the use of AGT Technology, the expenses of defense of the suit shall be borne by AGT. To the extent that the allegation of infringement is based principally on the use of GENOVO Technology, the expenses of the suit shall be borne by GENOVO. To the extent that the allegation of infringement is based principally on the use of Joint Technology, or to the extent that the allegation of infringement is not based principally on the use of either GENOVO Technology or AGT Technology, such expenses shall be borne equally by the parties, and shall be charged by the party incurring such expenses to its Commercialization Reimbursement Account.

             If as a consequence of such action, suit or proceeding by a third party claiming that the discovery, development, manufacture, use or sale of a Product infringes such third party's intellectual property rights, the parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this agreement and on possible modifications thereto.

                        9. TERMINATION AND DISENGAGEMENT

9.1 TERM.

             This Agreement shall take effect as of the Effective Date and shall continue until terminated in accordance with the provisions of this Article 9.

9.2 TERMINATION.

             9.2.1 Initial Termination Conditions. The Agreement may be terminated at any time by either party in the following ways:

           (i)        by mutual consent of AGT and GENOVO;

           (ii) upon written notice that (a) either party shall have dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (b) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the United States Code, have been brought by or against such party and, in the event such a proceeding has been brought against such party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such party's creditors or a receiver of such party's assets has been appointed (a "Bankruptcy Event");

           [*].

           (iv) upon written notice by AGT in its sole discretion in the event that [*];

           (v) by default of either party in the full and timely observance or performance of its material covenants or obligations under this Agreement, including, but not limited to, its obligations to bear its costs and expenses of the R&D Program, upon sixty (60) days' prior written notice by the other party, which notice shall specify the nature of the default and the steps to be taken to cure such default; provided, however, that if such default is cured by the defaulting party within such sixty (60) day period, such notice of termination shall be deemed null and void as if the same had never been given and this Agreement shall not be terminated pursuant thereto;

           (vi)       [*]

           9.2.2 Termination After [*]. The Joint Venture may also be terminated after the [*] of the Effective Date upon sixty (60) days' prior written notice by either party in the event that the parties have not [*].

             9.2.3 Termination After [*]. This Joint Venture may also be [*] of the parties set forth in Section [*] may be eliminated by either of the parties hereto by ninety (90) days' prior written notice to be effective at any time after the [*] anniversary of the Effective Date.

9.3 CONSEQUENCES OF TERMINATION.

             9.3.1 Survival of Transactions.

             Termination of this Agreement shall not affect the rights and obligations of either party under any Transaction, including both Partnering Projects and Development Projects, entered into by the Joint Venture prior to such termination. The provisions of this Agreement, including without limitation
Section 8.4, shall continue to apply to the receipt and distribution of the proceeds received by either party from any such Partnering Project or Development Project.

             9.3.2 Technology Rights.

             In the event of termination of the Joint Venture:

             (a) each party will retain exclusive rights under its own Technology and Patent Rights, and each party shall be free to pursue the development and commercialization of such rights in any manner that it may choose in all fields, subject only to the terms of any Transaction or Development Project and any other rights as set forth below;

             (b) each party will retain the non-exclusive license to Joint Technology granted to it in Sections 6.2.4 and 6.2.5 hereof, which licenses shall, as of such termination, also be deemed to include rights within the Field but shall not include by implication or otherwise rights in any other Technology or Patent Rights of the other party;

             (c) in the event of the termination of the Joint Venture or breach of this Agreement by reason of a Bankruptcy Event or insolvency of a party (the "Withdrawing Party") as provided in Section 9.2(ii)(b) above, the remaining party shall have the right to continue the efforts of the Joint Venture hereunder in the Field, in its own name and for its own benefit. The Withdrawing Party shall be deemed to have granted to the surviving party a non-exclusive license providing for a [*] percent running royalty on Net Sales of Products, Dimerizer Drugs or Apoptosis Dimerizers which are within the claims of any issued Patent owned by or licensed to the Withdrawing Party, such royalty to be payable to the Withdrawing Party within ninety days after the end of each calendar quarter and no other financial terms to use all Patent Rights and Technology of the Withdrawing Party (whether or not patented) for the manufacture, use and sale of Products, Dimerizer Drugs or Apoptosis Dimerizers in the Field. The Remaining Party shall also have the right to use all pre-clinical and clinical trial data and information, regulatory approvals and filings, finishing, marketing data and technology and know-how of the Withdrawing Party relating to the production and sale of Products, Dimerizer Drugs or Apoptosis Dimerizers in the Field. "Net Sales," for the purposes of this Section 9.3.2, shall mean the gross amount billed by a party or licensees or sublicensees to third parties worldwide for the sales of Products, Dimerizer Drugs or Apoptosis Dimerizers, less (a) allowances for normal and customary trade, quantity and cash discounts actually allowed and taken, (b) actual transportation, insurance and postage charges, if paid by the party or any Affiliate, licensee or sublicensee of the party and billed on the seller's invoices as a separate item, (c) credits, rebates, returns (including, but not limited to, wholesaler and retailer returns and wholesaler chargebacks), to the extent actually allowed, and (d) sales, use and other taxes similarly incurred to the extent stated on the invoice as a separate item, all subject to the following:

             (x) In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on "bundles" of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were actually granted, or if such basis cannot be determined, proportionately to the list prices of such products.

             (y) In the case of any sale or other disposal by a party hereto to an Affiliate, for resale, the Net Sales shall be calculated as above on the value charged or invoiced on the first subsequent arm's length sale to a party who is not an Affiliate;

             (z) In the event of a license or sublicense as to any Product, Dimerizer Drug or Apoptosis Dimerizer, Net Sales will be calculated with respect to sales of the Product, Dimerizer Drug or Apoptosis Dimerizer by the licensee or sublicensee.

9.4 SURVIVING PROVISIONS.

             Termination of this Agreement for any reason shall be without prejudice to:

             (a) the rights and obligations of the parties provided in Sections 4.5, 5.1, 5.2, 5.3, 5.5, 6.1, 6.2, 8.4 and 8.5.2 and Articles 9, 10, 11, 12 and
13, all of which shall survive such termination;

             (b) AGT's and GENOVO's right to receive all payments earned and/or accrued prior to termination hereunder; and

             (c) any other rights or remedies provided at law or equity which either party may otherwise have against the other.

                  10. REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 MUTUAL REPRESENTATIONS.

             AGT and GENOVO each represents and warrants to the other as follows:

             10.1.1 Organization.

             It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

             10.1.2 Authorization.

             The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or (b) violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

             10.1.3 Binding Agreement.

             This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

             10.1.4 No Inconsistent Obligation.

             It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a party to enter into this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, it has not granted to any third party any rights to its Technology in the Field. Furthermore, it is not a party to any agreement which would directly or indirectly grant rights in the other party's Technology to any third party.

             10.1.5 Right to Sublicense.

             It has rights to grant sublicenses under the license agreements set forth in Exhibits 1.4 (in the case of AGT) and 1.22 (in the case of GENOVO) to the extent contemplated hereby and to effect the purposes of the Joint Venture.

10.2 Covenants of the Parties.

             10.2.1 GENOVO Covenants.

             (a) GENOVO covenants to take actions reasonably requested by AGT prior to the date hereof with respect to [*] within [*] of the Effective Date.

             (b) GENOVO covenants to take all actions necessary to obtain and maintain any rights with respect to Technology in the

Field under the licenses listed on Exhibit 1.22 and any licenses obtained in the future.

             10.2.2 AGT Covenants.

             (a) AGT covenants to take actions reasonably requested by GENOVO prior to the date hereof with respect to [*] of the Effective Date.

             (b) AGT and ARIAD covenant to take all actions necessary to obtain and maintain any rights with respect to Technology in the Field under the licenses listed on Exhibit 1.4 and any licenses obtained in the future.

10.3 GENOVO REPRESENTATIONS.

             GENOVO represents and warrants to AGT as follows:

             10.3.1 Document Production. It has delivered to AGT, subject to the terms of a confidentiality agreement, full and complete copies of the following documents, and any amendments thereto or replacements thereof, with certain terms redacted: [*] (collectively, the "Prior Documents") and that GENOVO has the right to deliver complete copies of the Prior Documents, with such terms redacted, to third parties, pursuant to confidentiality agreements, in connection with any prospective Partnering Project. GENOVO is in compliance with all material terms of the Prior Documents and is not in default thereunder.

             10.3.2 Core Technology. It has and will have the right under the Prior Documents, and to the best of its knowledge, information and belief, it otherwise has and will have the right to use for the benefit of the Joint Venture in the Field and to license as contemplated herein all "Core Technology" as defined in the [*], whether such Core Technology exists as of the Effective Date or is later developed pursuant to such Sponsored Research Agreement or any successor thereof.

10.4 AGT REPRESENTATIONS.

             10.4.1 Document Production. It has delivered to GENOVO, subject to the terms of a confidentiality agreement, full and complete copies of the following documents, and any amendments thereto or replacements thereof: [*] (collectively, the "AGT Documents") and that AGT has the right to deliver complete copies of the AGT Documents, with material financial terms redacted, to third parties, pursuant to confidentiality agreements, in connection with any prospective Partnering Project. AGT and/or ARIAD is in compliance with all material terms of the AGT Documents and is not in default thereunder.

             10.4.2 Core Technology. It has and will have the right under the AGT Documents, and to the best of its knowledge, information and belief, it otherwise has and will have the right to use for the benefit of the Joint Venture in the Field and to license as contemplated herein all AGT Technology.

11. INDEMNIFICATION

11.1 INDEMNIFICATION OF AGT BY GENOVO.

             GENOVO shall indemnify, defend and hold harmless AGT, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "AGT Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the AGT Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters and claims of suppliers and GENOVO employees (except in cases where such claims, suits, actions, demands or judgments result from a material breach of this Agreement, gross negligence or willful misconduct on the part of
AGT) arising out of any actions of GENOVO in the performance of the R&D Program, the use by the Joint Venture or any Licensee of the GENOVO Technology or the development, testing, production, manufacture, promotion, import, sale or use by any person of any Product which is manufactured or sold by GENOVO or by an Affiliate, licensee, sublicensee, distributor or agent of GENOVO other than a Licensee or AGT.

11.2 INDEMNIFICATION OF GENOVO BY AGT.

             AGT shall indemnify, defend and hold harmless GENOVO and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "GENOVO Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the GENOVO Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters and claims of suppliers and AGT employees (except in cases where such claims, suits, actions, demands or judgments result from a material breach of this Agreement, gross negligence or willful misconduct on the part of GENOVO), arising out of any actions of AGT in the performance of the R&D Program, the use by the Joint Venture of the AGT Technology or the development, testing, production, manufacture, promotion, import, sale or use by any person of any Dimerizer Drug, Apoptosis Dimerizer or Product which is manufactured or sold by AGT or by an Affiliate, licensee, sublicensee, distributor or agent of AGT other than a Licensee or GENOVO.

11.3 WARRANTY DISCLAIMER.

             EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.4 LIMITED LIABILITY.

             NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER AGT NOR GENOVO WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE

DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                             12. DISPUTE RESOLUTION

12.1 DISPUTE RESOLUTION.

             12.1.1 General. In the event of any dispute, difference or question arising between the parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, and which dispute cannot be amicably resolved by the good faith efforts of the persons designated under Section 3.7, then such dispute shall (i) be resolved by non-binding mediation conducted in the manner set forth in Section 12.1.2, and (ii) in the event that such dispute is not amicably resolved by such non-binding mediation, shall be resolved by binding arbitration as set forth in Section 12.1.3.

             12.1.2 Mediation. In the event of the occurrence of a dispute which cannot be amicably resolved by the good faith efforts of the persons designated under Section 3.7, either party may, by notice to the other party, commence a non-binding mediation to resolve such dispute by providing written notice to the other party, which notice (a "Mediation Notice") shall inform the other party of such dispute and the issues to be resolved and shall contain a list of five (5) recommended individuals to serve as the mediator. Within ten (10) business days after the receipt of such Mediation Notice, the other party shall respond by written notice to the party initiating mediation, which notice shall contain a list of five (5) recommended individuals to serve as the mediator and which may add additional issues to be resolved. The recommended mediators shall be individuals with experience in the biotechnology and/or pharmaceutical industry and shall not be any employee, director, shareholder or agent of either party or of an Affiliate or subsidiary of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If, within twenty (20) business days after receipt of such Mediation Notice, the parties shall have been unable to mutually agree upon an individual to serve as a mediator, then such dispute shall be settled by final and binding arbitration conducted in the manner described in Section 12.1.3. If, within twenty (20) business days after receipt of such Mediation Notice, the parties shall have mutually agreed upon an individual to serve as a mediator, then the mediator shall conduct a mediation in an effort to resolve such dispute as follows:

                      (i) Within thirty (30) business days after selection, the mediator shall hold a hearing to resolve each of the issues identified by the parties. Each party shall be represented at the hearing by up to two (2) employees of such party, one of whom is an officer of such party, and may be represented by counsel. The hearing shall be held in a mutually agreeable location. No discovery will be conducted, unless the parties otherwise mutually agree.

                      (ii) At least ten (10) business days prior to the date set for the hearing, each party shall submit to the other party and the mediator a proposed ruling on each issue to be resolved, which writing (A) may, in addition to containing the proposed rulings, contain arguments or analyses of the facts or issues and (B) shall be limited to not more than twenty (20) pages.

                      (iii) Each party shall be entitled to no more than three
(3) hours of hearing time to present oral testimony. The oral testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the mediator to determine whether the parties have had the presentation time to which they are entitled.

                      (iv) At the hearing, the mediator shall attempt to resolve each issue in dispute between the parties. If the mediator shall be unable to resolve any issue, the mediator shall provide the parties with the mediator's non-binding ruling on each such issue. The mediator shall, in rendering his decision, apply the substantive law of the State of Delaware, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

                      (v) If the mediator has not been able to resolve each issue, each issue remaining in dispute shall be settled by final and binding arbitration conducted in the manner described in Section 12.1.3 below. At any such arbitration or any subsequent legal proceeding, neither any rulings of the mediator, any admissions or settlement offers made by any party at the mediation nor any other information disclosed at the mediation may be introduced into evidence. The mediation proceeding shall be confidential. Except as required by law, no party shall make (or instruct the mediator to make) any public announcement with respect to the proceedings or rulings of the mediator without the prior written consent of each other party. The existence of any dispute submitted to mediation, and the rulings of the mediator, shall be kept in confidence by the parties and the mediator, except as required by applicable law.

                      (vi) Each party shall pay its own costs (including, without limitation, attorneys fees) and expenses in connection with such mediation. The fees and expenses of the mediator shall be shared equally by the parties.

             12.1.3 Arbitration. Binding arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by GENOVO, one by AGT and the third by the two so chosen. If both or either of GENOVO or AGT fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the New York office of the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the Boston office of the American Arbitration Association.

                      (i) Exchange of Proposals. Within ten (10) days of the appointment of the full arbitration panel, the parties shall exchange documents setting forth their final detailed proposals for resolution of the matter in dispute, together with a brief or other written memorandum supporting the merits of their final proposal. The arbitration panel shall promptly convene a hearing, at which time each party shall have an agreed upon time to argue and present witnesses in support of its final proposal.

                      (ii) Selection of Final Proposal. The arbitration panel shall select the proposal which most closely reflects a commercially reasonable interpretation of the terms of this Agreement as the way to resolve the matter. In making their selection, the arbitrators shall not modify the terms or conditions of either party's final proposal nor shall the arbitrators combine provisions from both final proposals. In making their selection, the arbitrators shall consider the terms and conditions of this Agreement, the relative merits of the final proposals, and the written and oral arguments of the parties. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of Delaware shall govern.

                      (iii) Notification of Decision. The arbitrators shall make their decision known to both parties as quickly as possible by delivering written notice of their decision to both parties. The parties shall agree in writing to comply with the proposal selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.

                      (iv) Costs. The parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the parties.

                                13. MISCELLANEOUS

13.1 NOTICES.

             All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

             If to GENOVO:        Genovo, Inc.
                                  P.O. Box 42884
                                  Philadelphia, PA  19101
                                  Attn: Peter Neff,
                                  Chairman and Chief Executive
                                  Officer


             With a copy to:      Michael J. Lerner, Esq.
                                  Crummy, DelDeo, Dolan, Griffinger
                                      & Vecchione
                                  One Riverfront Plaza
                                  Newark, NJ 07102-5497


             If to AGT:           ARIAD Gene Therapeutics, Inc.
                                  26 Landsdowne Street
                                  Cambridge, MA 02139
                                  Attn: Harvey J. Berger, M.D.,
                                  Chairman and Chief Executive
                                  Officer

             With a copy to:      Jeffrey M. Wiesen, Esq.
                                  Mintz, Levin, Cohn, Ferris,
                                      Glovsky and Popeo, P.C.
                                  One Financial Center
                                  Boston, MA  02111


             Notices shall be deemed given as of the date received.

13.2 GOVERNING LAW AND JURISDICTION.

             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to the application of principles of conflicts of law.

13.3 CURRENCY TRANSLATIONS.

             All costs charged by either AGT or GENOVO to the Development and Commercialization Reimbursement Accounts hereunder will be charged in the currency or currencies in which the same are incurred. Any costs incurred by either party in currencies other than United States Dollars will be converted to United States Dollars as of the end of each calendar quarter using the median exchange rate for such calendar quarter based on rates reported in The Wall Street Journal. In charging any of the Reimbursement Accounts hereunder, the parties hereto shall each bear all risks of exchange losses and/or currency restrictions, regardless of when expenditures relating to the charging of such Reimbursement Accounts are actually made by either party.

13.4 BINDING EFFECT.

             This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

13.5 HEADINGS.

             Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.6 COUNTERPARTS.

             This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

13.7 AMENDMENT; WAIVER.

             This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.8 NO THIRD PARTY BENEFICIARIES.

             Except as set forth in Articles 11.1 and 11.2 hereof, no third party including any employee of any party to this

Agreement, shall have or acquire any rights by reason of this Agreement.

13.9 ASSIGNMENT AND SUCCESSORS.

             Neither this Agreement nor any obligation of a party hereunder may be assigned by either party without the consent of the other which shall not be unreasonably withheld, except that each party may assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

13.10 FORCE MAJEURE.

             Neither GENOVO nor AGT shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of GENOVO or AGT. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

13.11 INTERPRETATION.

             The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

13.12 INTEGRATION; SEVERABILITY.

             This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the parties with respect to same, including but not limited to the Confidentiality Agreement between AGT and GENOVO dated August 6, 1996 (the "Superseded Confidentiality Agreement"). If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

13.13 FURTHER ASSURANCES.

             Each of AGT and GENOVO agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                   GENOVO, INC.

                                   By: /s/ Peter Neff
                                       ---------------------------------------
                                   Title: Chairman and Chief Executive Officer
                                         -------------------------------------
                                   Date: February 14, 1997
                                         -------------------------------------


                                   ARIAD GENE THERAPEUTICS, INC.

                                   By: /s/ Harvey Berger
                                       ---------------------------------------
                                   Title: Chief Executive Officer
                                         -------------------------------------
                                   Date: February 14, 1997
                                         -------------------------------------


             Agreed to and Acknowledged By ARIAD Pharmaceuticals, Inc., which hereby approves and adopts the foregoing and guarantees the obligations of ARIAD Gene Therapeutics, Inc. hereunder as fully as if it were a party to this
Agreement:

                                   ARIAD PHARMACEUTICALS, INC.

                                   By: /s/ Harvey Berger
                                       ---------------------------------------
                                   Title: Chief Executive Officer
                                         -------------------------------------
                                   Date: February 14, 1997
                                         -------------------------------------

                                   EXHIBIT 1.4
                            AGT BACKGROUND TECHNOLOGY



A. Patent Documents


All U.S. and non-U.S. patent applications and patents which are based and/or claim priority from the following applications and/or from any priority applications relating thereto:


         DOCKET NO.                 OFFICIAL SERIAL NO.                TITLE


[*]

B. Other Technology


AGT Background Technology includes inventions and discoveries, research and development information, technical data and biological materials licensed under or resulting from:


[*]



C. Additional AGT Background Technology includes knowledge, data, and tangible materials, including negative results, relating to the following:


[*]

                                  EXHIBIT 1.22
                          GENOVO BACKGROUND TECHNOLOGY


A. Patent Documents


         All U.S. and non-U.S. patent applications and patents based on the following applications or on any of the priority applications thereof:


         DOCKET NO.                                  DESCRIPTION


[*]



B.       Other Technology



[*]